Exhibit 5.2

December 3, 2013

Aviv REIT, Inc.

303 West Madison Street, Suite 2400

Chicago, Illinois 60606

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as Maryland counsel to Aviv REIT, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership (“Aviv Partnership”), and Aviv Healthcare Capital Corporation, a Delaware corporation (“Aviv Co-Issuer” and, together with Aviv Partnership, the “Issuers”), of up to $250,000,000 in aggregate principal amount of 6% Senior Notes due 2021 (the “Exchange Notes”), covered by the above-referenced Registration Statement on Form S-4 (File No. 333-192013) (the “Registration Statement”), as filed by the Issuers, the Company and certain other subsidiary guarantors (the “Subsidiary Guarantors”) on or about the date hereof with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Exchange Notes will be issued by the Issuers in exchange for an equivalent aggregate principal amount of the Issuers’ outstanding 6% Senior Notes due 2021 (the “Original Notes”). The Original Notes are guaranteed by the Company and the Subsidiary Guarantors (the “Original Guarantees”) and the Exchange Notes will be guaranteed by the Company and the Subsidiary Guarantors (the “Exchange Guarantees”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the Prospectus included therein, in the form to be transmitted to the Commission under the 1933 Act;

2. The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Aviv REIT, Inc.

December 3, 2013

5. The Indenture, dated as of October 16, 2013 (the “Indenture”), among the Issuers, the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee;

6. Resolutions of the Board of Directors of the Company relating to, among other things, the Indenture and the authorization of the Exchange Guarantees, certified as of the date hereof by an officer of the Company;

7. A certificate executed by an officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Exchange Notes and the Exchange Guarantees, if and when issued, will have substantially identical terms as the Original Notes and the Original Guarantees, as the case may be, and be issued in exchange therefor in accordance with the Indenture and the Registration Statement.

Aviv REIT, Inc.

December 3, 2013

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

2. The execution, delivery and performance of its obligations under the Indenture, including the Exchange Guarantees to which it is party, have been duly authorized by all necessary corporate action of the Company.

3. The Indenture has been duly executed and, so far as is known to us, delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We note that the Indenture provides that it shall be governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Aviv REIT, Inc.

December 3, 2013

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP